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                                                                   EXHIBIT 23(b)



                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference in the registration statement of Energen Corporation on Form S-3 of our report, which includes an explanatory paragraph regarding the Company's change in its method of accounting for certain other post-retirement benefits effective October 1, 1993, dated October 25, 1995, on our audits of the consolidated financial statements and financial statement schedules as of September 30, 1995 and 1994, and for the years ended September 30, 1995, 1994 and 1993, which report is incorporated by reference in the Company's Annual Report on Form 10-K. We also consent to the reference to our firm under the caption "Experts."





                                                       COOPERS & LYBRAND L.L.P.

Birmingham, Alabama
January 22, 1996